Exhibit 99.1
[FHLBank Atlanta logo]

News Release
April 27, 2017

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
(404) 888.8143

Federal Home Loan Bank of Atlanta Announces First Quarter 2017 Operating Highlights

ATLANTA, April 27, 2017 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended March 31, 2017. All numbers reported below for the first quarter of 2017 are approximate until the Bank announces unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission, which is expected to be filed on or about May 8, 2017.

The Bank reported net income of $75 million for the first quarter of 2017, an increase of $25 million from net income of $50 million for the first quarter of 2016. The increase in net income for the first quarter of 2017 was primarily attributable to an increase in interest rates. During the first quarter of 2017, net interest income decreased compared to the same period in 2016, primarily due to $302 million of accelerated amortization related to restructured advances that were prepaid prior to maturity. This accelerated amortization was offset by net gains on derivatives and hedging activities, which is reported in other income (loss).

As of March 31, 2017, the Bank had total assets of $134.7 billion, a decrease of $3.9 billion, or 2.84 percent, from December 31, 2016. The Bank's advances were $90.7 billion as of March 31, 2017, a decrease of $8.4 billion, or 8.47 percent, from December 31, 2016. The Bank's retained earnings balance was $1.9 billion as of March 31, 2017, an increase of $18 million, or 0.94 percent, from December 31, 2016. Capital stock was $4.7 billion as of March 31, 2017, a decrease of $305 million, or 6.15 percent, from December 31, 2016.

The Bank's first quarter 2017 performance resulted in an annualized return on average equity (ROE) of 4.29 percent as compared to 3.02 percent for the first quarter of 2016. The ROE spread to average three-month LIBOR increased to 322 basis points for the first quarter of 2017, as compared to 240 basis points for the first quarter of 2016. As of March 31, 2017 the Bank was in compliance with its regulatory capital requirements.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Unaudited)
(Dollars in millions)

Statements of Condition	As of March 31, 2017	As of December 31, 2016
Investments	$41,805	$36,510
Advances	90,688	99,077
Mortgage loans held for portfolio, net	512	523
Total assets	134,730	138,671
Consolidated obligations, net	126,358	129,939
Total capital stock	4,650	4,955
Retained earnings	1,910	1,892
Accumulated other comprehensive income	105	104
Total capital	6,665	6,951
Capital-to-assets ratio (GAAP)	4.95%	5.01%
Capital-to-assets ratio (Regulatory)	4.87%	4.94%

	Three Months Ended March 31,
Operating Results and Performance Ratios	2017	2016
Net interest (expense) income	$(202)	$93
Standby letters of credit fees	7	8
Other income (loss)	312	(11)
Total noninterest expense	34	34
Affordable Housing Program assessments	8	6
Net income	75	50
Return on average assets	0.21%	0.15%
Return on average equity	4.29%	3.02%

Additional financial information concerning the Bank's results of operations for the most recently completed quarter will be available in the Bank's Form 10-Q that the Bank expects to file on or about May 8, 2017, with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

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About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $5.0 billion in Affordable Housing Program funds, assisting more than 791,000 households.

For more information, visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including without limitation any one or more of the following factors: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the first quarter of 2017; future economic and market conditions (including the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; political, national, and world events; disruptions in information systems; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

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